Mt. Melrose Portfolio

Notes to Combined Statements of Revenues and Certain Expenses

1.	Basis of Presentation

On January 10, 2018, Sitestar Corporation (“Sitestar”) (OTCQB: SYTE) acquired 44 residential units and agreed to acquire 88 additional units through January 2019 from Mt. Melrose, LLC (“Seller”), a related party. Seller is wholly owned by Jeff Moore, Sitestar’s chairman.

For the years ended December 31, 2017 and 2016, the following 29 units of Mt. Melrose, LLC had leased for 12 or more months prior to acquisition, and are included in the accompanying combined statements of revenues and certain expenses (“Mt. Melrose Portfolio”):

Unit Address	Unit #
1604 Alton Rd Lawrenceburg, KY 40342
208 Bluegrass Ave Lexington, KY 40505
826 Charles Ave Lexington, KY 40508
460 Chestnut St Lexington, KY 40508
450 Douglas Ave Lexington, KY 40508
1877 Dunkirk Ave Lexington, KY 40504
194 Eddie St Lexington, KY 40508
605 Harry St Lexington, KY 40508
187 Hedgewood Ct Lexington, KY 40509
193 Hedgewood Ct Lexington, KY 40509
222 Hedgewood Ct Lexington, KY 40509
1421 Highlawn Ave Lexington, KY 40505
1067 Kelsey Dr A-B Lexington, KY 40504	A
1104 Liggett St Lexington, KY 40508
446 Lindberg Dr Lexington, KY 40508
415 Michigan St Lexington, KY 40508
556 Ohio St Lexington, KY 40508
284 Osage Ct Lexington, KY 40509
517 Patterson St 1-10 Lexington, KY 40508	7
517 Patterson St 1-10 Lexington, KY 40508	8
517 Patterson St 1-10 Lexington, KY 40508	1
517 Patterson St 1-10 Lexington, KY 40508	3
517 Patterson St 1-10 Lexington, KY 40508	6
517 Patterson St 1-10 Lexington, KY 40508	5
114 Saffell St Lawrenceburg, KY 40342
119 Thompson Rd Lexington, KY 40508
123 Thompson Rd Lexington, KY 40508
313 Thompson Rd Lexington, KY 40508
805 Whitney Ave Lexington, KY 40508

The accompanying combined statements of revenues and certain expenses of the Mt. Melrose Portfolio have been prepared pursuant to Rule 3-14 of Regulation S-X promulgated by the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Mt. Melrose Portfolio, have been excluded. Such items include pet fees and personal property rental charges, depreciation, amortization, management fees, and interest expense.

Mt. Melrose Portfolio

Notes to Combined Statements of Revenues and Certain Expenses

2.	Summary of Significant Accounting Policies

Revenue Recognition

The Mt. Melrose Portfolio recognizes rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured, and the tenant has taken possession or controls the physical use of the leased asset. Other non-ongoing income such as monthly pet fees and personal property rental charges have been excluded from rental revenue.

Certain Expenses

The Mt. Melrose Portfolio recognizes homeowner association annual fees, property tax and insurance expenses as incurred and as ongoing expenses for the properties.

Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting periods to present the combined statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

3.	Property details

The units above include houses, duplexes and apartments. 1067 Kelsey is a duplex and only unit A was rented for at least 12 months during 2016 and 2017 and included in the combined statements of revenues and certain expenses. 517 Patterson is a property with 10 apartments, however only six apartments met the criteria to be included in the combined statements of revenues and certain expenses. All other units, except 517 Patterson and 1067 Kelsey, are houses.

4.	Leases

Leases generally require tenants to be responsible for utilities and other general maintenance expenses, which are excluded from the statements. Two units of the property 517 Patterson include Airbnb rental revenue, which started in July 2017. Airbnb contributed 10% of the revenue from the six units of 517 Patterson for the year ended December 31, 2017.  The related Airbnb expenses are included in operating expenses.

Minimum Future Lease Rentals

The Mt. Melrose Portfolio consists of various lease agreements in place with tenants. The majority of the leases entered into are 12-month operating leases and expire at various times through 2018.  The future rent under non-cancelable leases related to the units included in this financial statement is $54,913 as of December 31, 2017, and is expected to be received in 2018.

5. Commitments and Contingencies

The Mt. Melrose Portfolio is subject to various legal proceedings and claims that arise in the ordinary course of business. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the Mt. Melrose Portfolio.

5.	Subsequent Events

Management evaluated subsequent events through March 23, 2018, the date the financial statements were available to be issued.